EXHIBIT 99.1
PATRIOT TRANSPORTATION HOLDING, INC./NEWS

Contact: 	John E. Anderson
 		Chief Executive Officer		904/396-5733, Ext. 3215
=======================================================================

PATRIOT TRANSPORTATION HOLDING, INC. ANNOUNCES OPERATING RESULTS
FOR THE SECOND QUARTER AND FIRST HALF OF FISCAL YEAR 2003 AND AN
AGREEMENT TO SELL LAND.

Jacksonville, Florida;  April 29, 2003 -- Patriot Transportation
Holding, Inc. (NASDAQ-PATR) reported results for the second quarter and first half of Fiscal year 2003.

The Company reported net income of $622,000 or $.20 per diluted share for the second quarter of Fiscal year 2003, a decrease of $802,000 or 56% when compared to the same quarter last year.
Net income for the first half of Fiscal 2003 was $1,560,000 or $.50 per diluted share, a decrease of $1,209,000 or 44% from the first half of Fiscal 2002.

SECOND QUARTER OPERATING RESULTS.  For the second quarter of
Fiscal 2003, consolidated revenues were $25,073,000, an increase of $2,065,000 or 9.0% over the same quarter last year.

The transportation segment's revenues for the second quarter of Fiscal 2003 were $21,312,000, an increase of $2,131,000 or 11.1%
over the same quarter last year. Approximately 60% of this increase was a result of a 6.2% increase in miles hauled in the second quarter of 2003 over the same quarter last year. The balance of the increase was due to significantly higher fuel surcharges billed to mitigate rising fuel costs. The increase in miles hauled resulted primarily from new business generated from the May 30, 2002 acquisition of the operating assets of Infinger Transportation, Inc. (Infinger).

Real estate revenues were $3,761,000 for the second quarter of Fiscal 2003, a decrease of $66,000 or 1.7% from the second quarter of Fiscal 2002. Royalties from mining contracts decreased $391,000 or 21.9% primarily resulting from completion of mining at two locations during the third quarter of 2002. Revenues from flex office-warehouse properties increased $260,000 or 12.7%, primarily due to a 7.6% increase in average leased square feet and, to a lesser extent, price increases. The real estate group had property sales of $65,000 in the second quarter of 2003 and had no property sales in the second quarter of 2002.

Consolidated gross profit for the second quarter of 2003 was $3,915,000, a decrease of $1,051,000 or 21.2% from the second quarter of last year. Gross profit in the transportation segment decreased $767,000 or 28.4% as a result of higher fuel costs per mile, net of fuel surcharges, and an 18.2% increase in overall fixed expenses. The increase in fixed expenses was due to higher depreciation expense resulting from the Infinger asset additions and a newer trucking fleet as well as sharply higher expenses related to risk insurance programs.

Gross profit in the real estate segment decreased $284,000 or 12.6% from the second quarter of 2002 due to decreased royalties from mining operations, partially offset by additional gross profit from newly developed commercial properties.

Selling, general and administrative expense increased $216,000 or 12.0% for the second quarter of 2003 compared to the same period last year. The increase is primarily attributed to a benefit in the second quarter of last year of $180,000 related to the recovery of a closed subsidiary's accounts receivable in excess of amounts anticipated. Selling, general and administrative expenses, exclusive of the 2002 benefit, as a percent of consolidated revenues excluding property sales, was 8.0% as compared to 8.6% last year.

				Continued
             --------------------------------------------
1801 Art Museum Drive / Jacksonville, Florida  32207 / (904) 396-573

Interest expense, net of capitalized interest, increased $87,000 for the second quarter due to an increase in the average debt outstanding. The provision for income taxes was 39% of income before taxes in the second quarter of 2003 and 40% in the second quarter of 2002.

Net income was $622,000 or $.20 per diluted share for the second quarter of Fiscal 2003 compared to $1,424,000 or $.45 per diluted share for the same quarter last year.

SIX MONTHS OPERATING RESULTS. For the first half of Fiscal 2003, consolidated revenues were $49,115,000, an increase of $2,615,000 or 5.6% over the same period last year.

The transportation segment's revenues for the first half of Fiscal 2003 were $41,978,000, an increase of $3,019,000 or 7.7%
over the same period last year. Approximately two-thirds of this increase resulted from a 3.4% increase in miles hauled due to the Infinger acquisition on May 30, 2002, partially offset by the loss of a major customer. The balance of the increase was primarily due to higher fuel surcharges as a result of rising fuel costs.

Real estate revenues were $7,137,000 for the first half of 2003, a decrease of $404,000 or 5.4% from the first half of 2002. Royalties from mining contracts decreased $861,000 or 23.4% primarily resulting from completion of mining at two locations during the third quarter of 2002. Revenues from flex office-warehouse properties increased $412,000 or 10.7%, primarily due to a 7.5% increase in average leased square feet and, to a lesser extent, price increases. Property sales were $65,000 in the first half of 2003 as compared to property sales of $20,000 during the first half of 2002.

Consolidated gross profit decreased $1,788,000 or 17.8% for the first half as compared to the same period last year. Gross profit in the transportation segment decreased $1,407,000 or 24.8% as a result of higher fuel costs per mile, net of fuel surcharges, and a 16.3% increase in overall fixed expenses. The increase in fixed expenses was due to higher depreciation expense resulting from the Infinger asset additions and a newer trucking fleet as well as sharply higher expenses related to risk insurance programs.

Gross profit in the real estate segment decreased $381,000 or 8.7% from the first half of 2002 due to decreased royalties from mining operations, partially offset by additional gross profits from newly developed commercial properties.

Selling, general and administrative expense increased $150,000 or 3.9% for the first half of 2003 compared to the same period last year. The increase is primarily attributed to a benefit in the first half of last year of $180,000 related to the recovery of a closed subsidiary's accounts receivable in excess of amounts anticipated. A similar benefit of $41,000 was recorded in the first quarter of 2003. Selling, general and administrative expenses, exclusive of these benefits, as a percent of consolidated revenues excluding property sales was 8.2% compared to 8.6% last year.

Interest expense, net of capitalized interest, increased $145,000 for the first half due to an increase in the average debt outstanding. The provision for income taxes was 39% of income before taxes in the first half of 2003 and 40% in the first half of 2002.

Net income was $1,560,000 or $.50 per diluted share for the first half of Fiscal 2003 compared to $2,769,000 or $.88 per diluted share for the same period last year.



				Continued

AGREEMENT TO SELL LAND. The Company also announced that a subsidiary has agreed to sell 796 acres of land located in St. Mary's County, Maryland to Florida Rock Industries, Inc. (FRI), a related party, for $1,836,000. FRI has 120 days to inspect and investigate the property and may, in its sole discretion, terminate the Agreement during the inspection period without penalty. If the Agreement is not terminated during the inspection period or valid extensions thereof, closing is to occur no later than December 15, 2003. The Agreement was approved by a committee of independent directors of the Company after receipt of an appraisal and consultation with management. If this transaction closes, the Company will recognize a gain on the sale of approximately $647,000 net of income taxes, or $.21 per diluted share.

SUMMARY AND OUTLOOK. The Company's real estate development has continued to benefit from the prevailing low interest rate environment. Though demand for the Company's flexible office-warehouse product softened somewhat in some sub-markets, overall occupancy has remained encouraging. Additional real estate development momentum appears favorable.

A contrasting scenario has remained for the Company's trucking operations. Supply concerns about the war in Iraq pushed average diesel fuel prices up to record highs by early March compared to the same period a year earlier. Fuel price escalation occurred so rapidly that aggressive fuel price surcharges by the Company still could not fully offset this impact. Weakened freight demand from a still-struggling national and regional economy contributed to challenges for efficient equipment utilization. Fuel prices have recently abated with the end of the Iraqi conflict. On the other hand, liability and health insurance costs remain on an upward trend. Therefore, significant profit margin progress from better utilization and firmer freight rates will still hinge on improved national and regional economic health.


Patriot Transportation Holding, Inc. is engaged in the transportation and real estate businesses. The Company's transportation business is conducted through two wholly owned subsidiaries. Florida Rock & Tank Lines, Inc. is a Southeastern transportation company concentrating in the hauling by motor carrier of liquid and dry bulk commodities. SunBelt Transport, Inc. serves the flatbed portion of the trucking industry in the Southeast, Midwest and Mid-Atlantic States, hauling primarily construction materials. The Company's real estate group, through subsidiaries, acquires, constructs, leases, operates and manages land and buildings to generate both current cash flows and long-term capital appreciation. The real estate group also owns real estate which is leased under mining royalty agreements or held for investment.












				Continued

                    PATRIOT TRANSPORTATION HOLDING, INC.
                Summary of Consolidated Revenues and Earnings
                  (In thousands except per share amounts)


				     Three Months             Six Months
                                        Ended                    Ended
                                      March 31                 March 31
				     ------------             ----------
				2003            2002       2003          2002
				----            ----       ----          ----

Net sales                     $25,073          23,008      $49,115     46,500
Gross profit                    3,915           4,966        8,245     10,033
Income before income taxes      1,019           2,373        2,557      4,615
Net income		      $   622           1,424      $ 1,560      2,769
Earnings per common share:
  Basic                       $.20             $.45        $.50        $.88
  Diluted                     $.20             $.45        $.50        $.88
Weighted average shares outstanding:
  Basic				3,053		3,139	     3,093	3,139
  Diluted			3,077		3,168	     3,118	3,160




			    PATRIOT TRANSPORTATION HOLDING, INC.
                            Condensed Balance Sheets (Unaudited)
                                    (Amounts in thousands)


                                           March 31         September 30
                                             2003              2002
                                             ----              ----
Cash and cash equivalents		$    687		   529
Accounts receivable, net		   7,768	         7,343
Other current assets			   3,508	         3,618
Property, plant and equipment, net       146,415               138,367
Other non-current assets                   5,869                 5,606
					 -------               -------
     TOTAL ASSETS	                $164,247              $155,463
					 =======               =======


Current liabilities			   9,185		11,972
Long-term debt (excluding current
   maturities)				  59,433		47,290
Deferred income taxes			  10,301	        10,062
Other non-current liabilities		   6,991		 6,979
Shareholders' equity			  78,337                79,160
					 -------               -------
    TOTAL LIABILITIES AND
    SHAREHOLDERS' EQUITY                $164,247	      $155,463
					 =======               =======









				Continued

                         PATRIOT TRANSPORTATION HOLDING, INC.
                                   BUSINESS SEGMENTS
                                 (Amounts in thousands)
                                      (Unaudited)

The Company has identified two business segments, Transportation and Real Estate. All of the Company's operations are located in the Southeastern and Mid-Atlantic states and each is managed separately along product lines. Operating results for the Company's business segments are as follows:


				       Three Months Ended    Six Months Ended
					   March 31             March 31
                                           --------             --------
                                     2003            2002     2003         2002
				     ----            ----     ----         ----

Transportation Revenues             21,312          19,181    41,978      38,959
				    ------          ------    ------      ------
Real Estate Revenues:
   Royalties, rentals & other        3,696           3,827     7,072       7,521
   Property sales                       65               0        65          20
                                    ------          ------    ------      ------
        Total                        3,761           3,827     7,137       7,541
				    ------          ------    ------      ------
Total Revenues			   $25,073          23,008    49,115      46,500
				    ======          ======    ======      ======

Transportation Operating Profit:
   Current operations              $   323           1,083     1,002       2,365
   Closed operations                     0             180        66         180
                                    ------           -----     -----       -----
        Total  			       323           1,263     1,068       2,545
                                    ------           -----     -----       -----

Real Estate Operating Profit (loss):
   Royalties, rentals & other	     1,913           2,272     3,911       4,399
   Property sales                       65             (10)       65         (43)
				    ------           -----     -----	   -----
        Total			     1,978           2,262     3,976       4,356
				    ------           -----     -----       -----

Corporate Expenses	              (396)           (353)   (  762)     (  706)
				    ------           -----     -----       -----

Total Operating Profit             $ 1,905           3,172     4,282	   6,195
                                    ======           =====     =====       =====


Investors are cautioned that any statements in this press release which relate to the future are, by their nature, subject to risks and uncertainties that could cause actual results and events to differ materially from those indicated in such forward-looking statements. These risks and uncertainties include, but are not limited to, general business conditions; competitive factors; political, economic, regulatory and climatic conditions; driver availability and cost; freight demand for petroleum products and for building and construction materials in the Company's markets; risk insurance markets; demand for flexible warehouse/office facilities; interest rates; levels of mining activity; pricing; energy costs and technological changes. Additional information regarding these and other risk factors and uncertainties may be found in the Company's filings with the Securities and Exchange Commission. These forward-looking statements are made as of the date hereof based on management's current expectations, and the Company does not undertake an obligation to update such statements, whether as a result of new information, future events or otherwise.